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                                                                  Exhibit 23.2

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of National Atlantic Holdings Corporation and Subsidiaries
Freehold, New Jersey

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-117804 of National Atlantic Holdings Corporation and Subsidiaries of our reports dual -dated July 19, 2004 (November 12, 2004 with regard to Note 18 and
19) appearing in the Prospectus, which is a part of such Registration Statement, and to the references to us under the headings "Experts" and "Change in Independent Registered Public Accounting Firm" in such Prospectus.


/s/ Deloitte & Touche LLP

Parsippany, New Jersey
November 12,  2004